As filed with the Securities and Exchange Commission on May   , 2002
                                                      Registration No. 333-05563
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                               ------------------

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                               ------------------

                          YONKERS FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)


          DELAWARE                                    13-3780836
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)


                                6 Executive Plaza
                          Yonkers, New York 10701-9858
                                 (914) 965-2500
          (Address, including Zip Code, of principal executive offices)

                               ------------------

       Yonkers Financial Corporation 1996 Stock Option and Incentive Plan

                            (Full title of the Plans)

                               ------------------



                             W. Edward Bright, Esq.
                             Thacher Proffitt & Wood
                        11 West 42nd Street - 11th Floor
                            New York, New York 10036
                                 (212) 789-1200
             (Name and address, including Zip Code, telephone number
                      and area code, of agent for service)


                                              CALCULATION OF REGISTRATION FEE
====================================================================================================================================
       Title of Securities       Amount to be Registered    Proposed Maximum Offering     Proposed Maximum          Amount of
        to be Regisrered                                         Price Per Share      Aggregate Offering Price  Registration Fee (1)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $0.01 par value            N/A                         N/A                      $N/A                   $N/A
====================================================================================================================================

(1)  Fee previously paid.

                                EXPLANATORY NOTE

                Pursuant to Registration Statement No. 333-05563 on Form S-8 (the "Registration Statement"), Yonkers Financial Corporation, a Delaware corporation ("Yonkers"), registered 10,000 shares of its Common Stock, par value $.01 per share ("Yonkers Common Stock"), to be offered under The Yonkers Savings and Loan Association, F.A. 401(k) Savings Plan.

                On November 13, 2001, Atlantic Bank of New York ("Atlantic") and Yonkers entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a merger pursuant to which Yonkers would be acquired by Atlantic (the "Merger") with Atlantic as the surviving entity (the "Registrant"). The Merger became effective upon the filing of a Certificate of Merger with the Secretary of State of Delaware on 7:01 p.m., May 8, 2002 (the "Effective Time"). Under the terms of the Merger Agreement, each outstanding share of Yonkers Common Stock was converted at the Effective Time into the right to receive $29.00 in cash. As a result of the Merger, the Registrant terminated at the Effective Time all offerings of Yonkers Common Stock under existing registration statements, including the Registration Statement.

                 In accordance with an undertaking made in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Yonkers Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 15th of May, 2002.

                                YONKERS FINANCIAL CORPORATION

                                By:   Atlantic Bank of New York,
                                      as successor in interest to
                                      Yonkers Financial Corporation

                                      By:  /s/ Thomas M. O'Brien
                                           -------------------------------------
                                           Thomas M. O'Brien
                                           President and Chief Executive Officer



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